Exhibit 99.1

News Release

For More Information Contact:

FOR IMMEDIATE RELEASE

Darrell B. Lee

January 13, 2006

763-493-6370/www.mocon.com

MOCON Announces New Chief Financial Officer

MINNEAPOLIS, MN, January 13, 2006 – MOCON, Inc. (Nasdaq:MOCO) today announced the appointment of Darrell B. Lee as Vice President and Chief Financial Officer, effective January 23, 2006.

This position had been held by Dane D. Anderson, who has accepted a recent offer to join another company, and will be leaving MOCON, Inc. effective as of that date.

Mr. Lee has been MOCON’s Director of External Reporting since April 2005, and prior to that was the Chief Financial Officer for twelve years at Spinal Designs International, Inc., a health-care company based in Minneapolis, MN.  In addition, he has extensive financial management experience in the manufacturing sector working for various public and private companies for an additional twelve years.  He began his career in public accounting, spending six years at Main Hurdman (which later merged with KPMG LLP). Mr. Lee, a Certified Public Accountant, holds a Masters in Business Taxation degree from the University of Minnesota, and a Bachelor of Science in Accounting and an M.B.A., from Mankato State University.

“Darrell is very well qualified to serve as MOCON’s Chief Financial Officer, and we are delighted that he is able to move into this key role for us,” said Robert L. Demorest, President and CEO. “He will make a great addition to our senior leadership team.  I’d also like to thank Dane Anderson for his many years of service to MOCON.  He has built a strong finance and administration team, which will serve us well in the years to come, and I wish him much success in his new job.”

MOCON is a leading provider of instrumentation and consulting and laboratory services to medical, pharmaceutical, food and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding personnel and departmental teams, and other statements that can otherwise be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which MOCON competes, there are other important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, the various factors set forth in MOCON’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 and other filings with the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq National Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.